EXHIBIT (21)
Subsidiaries of the Registrant

Parent (Registrant)	-Skyline Corporation (an Indiana Corporation)

Subsidiaries	-Skyline Homes, Inc. (a California Corporation)

-Homette Corporation (an Indiana Corporation)

-Layton Homes Corp. (an Indiana Corporation)
These wholly-owned subsidiaries are included in the consolidated financial statements.